Exhibit 99.18

To:	SouFun Holdings Limited
F9M, Building 5, Zone 4, Hanwei International Plaza
No. 186 South 4th Ring Road
Fengtai District, Beijing 100160
The People’s Republic of China

November 4, 2015

Re: Waiver of Execution and Delivery of Registration Rights Agreement

Ladies and Gentlemen:

Reference is made to that certain subscription agreement dated as of September 17, 2015, as amended (the “Subscription Agreement”) by and between SouFun Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands (the “Purchaser”). This letter agreement (this “Letter Agreement”) is entered into by and between the Company and the Purchaser. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Subscription Agreement.

In consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

1.	In connection with the consummation of the transactions contemplated under the Subscription Agreement, the Company, the Purchaser and China Merchants Bank Co., Ltd. Tianjin Pilot Free Trade Zone Branch intend to enter into a supplemental agreement to govern certain of their rights, duties and obligations in connection with the transactions contemplated by the Subscription Agreement and other transactions in relation thereto or in relation to the related financing and security arrangements.

2.	The parties hereby acknowledge that, pursuant to Section 9.16 of the Subscription Agreement, the observance of any provision thereunder may be waived by the written consent of the party against whom such waiver is to be effective.

3.	The Purchaser hereby acknowledges and waives its rights to require the execution and delivery of the Registration Rights Agreement and the Company’s obligations to execute and deliver the same under Section 2.3(b)(ii)(E) of the Subscription Agreement.

4.	The Purchaser hereby further acknowledges and agrees that all references to the Registration Rights Agreement and the execution and delivery thereof under the Subscription Agreement shall be deemed to be void and null.

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5.	All questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws thereunder.

6.	This Letter Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, legal representatives and heirs.

7.	Except to the extent expressly provided herein, all of the definitions, terms, provisions and conditions set forth in the Subscription Agreement shall remain in full force and effect, and no other amendments or waivers to the Subscription Agreement shall be deemed to be made hereby.

This Letter Agreement may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter Agreement may not be amended, modified or terminated except by an instrument in writing duly executed in accordance with Section 9.16 of the Subscription Agreement.

(Signature page follows)

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The parties hereto have executed this Letter Agreement by their duly authorized officers as of the day and year first above written.

PURCHASER

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing HO
Name: Chi Sing HO
Title: Authorized Signatory

[Signature Page to Letter Agreement]

The parties hereto have executed this Letter Agreement by their duly authorized officers as of the day and year first above written.

COMPANY

SOUFUN HOLDINGS LIMITED

By:	/s/ Tianquan Mo
Name: Tianquan Mo
Title: Executive Chairman

[Signature Page to Letter Agreement]